For additional information, contact:
Colleen Rogers SVP – Marketing & Communications media@cavco.com
News Release	Phone: 972-763-5038 On the Internet: www.cavcohomes.com
FOR IMMEDIATE RELEASE
Cavco Unifies Under a Strong Brand Strategy
Strategic brand alignment strengthens Cavco’s position in the affordable housing market and simplifies the homebuying journey
PHOENIX, Ariz., March 14, 2025 (GLOBE NEWSWIRE) – Cavco Industries, Inc. (Nasdaq: CVCO) enters 2025 with momentum – celebrating 60 years of building high-quality, affordable homes and introducing their new tagline, “Where Exceptional Meets Affordable.” After decades of impressive growth and acquisitions, Cavco remains committed to providing a safe and engaging workplace for its associates, developing innovative products and solving the affordable housing crisis.
Building on this momentum, the company is proud to announce that it is unifying its extensive manufacturing brand lineup under the Cavco name, strengthening its national brand identity and recognition. This repositioning leverages the resources, experience and vision of the corporate brand with the unique, local expertise and reputation of the regional manufacturing facilities.
Additionally, the company will streamline product segmentation to maximize digital marketing effectiveness and simplify the homebuying process. Moving forward, homes will be identified by defined product lines rather than legacy brand names. This shift ensures prospective homebuyers, dealers, communities and developers can more easily find the right Cavco-built affordable home that meets their needs. This brand and product alignment is the natural next step in the company’s development, reinforcing its leadership in the manufactured housing industry.
“With Cavco’s growth and our focus on the customer experience, the time is right to rethink how we can improve the customer’s ability to quickly focus their home search,” said Bill Boor, Cavco President and CEO. “This realignment to a single brand that focuses on product characteristics will transform how we go to market across our national manufacturing operation, leveraging our investment in digital marketing and opening new national marketing opportunities. It’s a big win for Cavco, our retail partners and most importantly, our homebuyers.”
As a result of this strategic brand realignment, Cavco will record a non-cash charge in the fourth quarter of fiscal 2025, impacting pre-tax earnings by approximately $9.9 million and reducing net income by approximately $7.6 million. This reflects the adjustment of legacy intangible brand values.
About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured and modular homes in the United States, based on reported wholesale shipments. We are also a leading producer of park model RVs, vacation cabins and factory-built commercial structures. Cavco’s finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages, and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.